Exhibit 10.4

FORM OF STOCK UNIT AWARD AGREEMENT (CEO)

THIS STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made as of the 8th day of March, 2016, between DYNEGY INC., a Delaware corporation (“Dynegy”), and all of its Affiliates (collectively, the “Company”), and Robert Flexon (the “Employee”).  A copy of the Dynegy Inc. 2012 Long Term Incentive Plan (the “Plan”) is annexed to this Agreement and shall be deemed a part hereof as if fully set forth herein.  Unless the context otherwise requires, all terms that are not defined in this Agreement but which are defined in the Plan shall have the same meaning given to them in the Plan when used herein.

1.                                      Award.  Pursuant to the Plan, as of the date of this Agreement (the “Grant Date”), a designated number of stock units (the “Stock Units”) shall be granted to Employee as a matter of separate inducement and not in lieu of any salary or other compensation for Employee’s services, subject to the acceptance by the Employee of the terms and conditions of this Agreement.  The Employee acknowledges receipt of a copy of the Plan, and agrees that this award of Stock Units shall be subject to all of the terms and provisions of the Plan, including future amendments thereto, if any, pursuant to the terms thereof, and to all of the terms and conditions of this Agreement.

2.                                      Stock Units.  The Employee hereby accepts the Stock Units when issued and agrees with respect thereto as follows:

(a)                                 Payment and Determination of Value.  Except as otherwise provided in Sections 2(c) or 10 below, Dynegy shall provide to the Employee one share of Dynegy’s common stock, $0.01 par value per share for each Stock Unit on its vesting date.

Notwithstanding the foregoing, this Agreement is subject to the approval of the Amendment to the Plan by the shareholders of the Company at the Company’s Annual Meeting of Shareholders scheduled for May 20, 2016.  In the event that vesting is triggered prior to May 20, 2016 as provided by Section 2(c) or the shareholders of the Company do not approve the Amendment to the Plan on May 20, 2016 with a sufficient number of affirmative votes to meet the voting requirements for approval as set forth in the proxy statement regarding such Annual Meeting of Shareholders, then Dynegy shall provide to the Employee a cash payment equivalent to the Fair Market Value of one share of Dynegy’s Common Stock for each Stock Unit on its vesting date.  For the avoidance of doubt, after shareholder approval, Dynegy shall provide to the Employee one share of Dynegy’s common stock, $0.01 par value per share for each Stock Unit on its vesting date.

(b)                                 Vesting.  An Employee’s Stock Units shall become vested in three cumulative equal annual installments as follows:

(i)                                     on the first anniversary of the Grant Date, one-third of the aggregate number of Stock Units shall be vested without further action by the Committee; and

(ii)                                  on the second anniversary of the Grant Date, one-third of the aggregate number of Stock Units shall be vested without further action by the Committee; and

(iii)                               on the third anniversary of the Grant Date, one-third of the aggregate number of Stock Units shall be vested without further action by the Committee.

Except as otherwise provided in Section 2(c) below, any portion of the Stock Units that does not become vested in accordance with the preceding provisions of this Section 2(b) shall be forfeited to the Company for no consideration as of the date of the termination of the Employee’s employment with the Company.

Upon Corporate Change, if the Committee seeks to terminate the Agreement under Section XIII(b)(2) of the Plan, the Committee will comply with Section XIII(b)(3) of the Plan to assess value of the Agreement.

(c)                                  Accelerated Vesting and Payment.  Notwithstanding the provisions of Sections 2(a) and 2(b) above, the vesting for some or all of the Employee’s Stock Units shall be accelerated as follows:

(i)                                     if the Employee is determined to be disabled (as defined in the Company’s long term disability program or plan in which the Employee is a participant or, if the Employee does not participate in any such plan, as defined in the Dynegy Inc. Long Term Disability Plan, as amended, or the successor plan thereto) or in the event of the death of the Employee, all of the Employee’s then outstanding Stock Units shall become vested as of the date of such determination or death, as applicable; and

(ii)                                  if the Employee’s employment with the Company terminates by reason of Involuntary Termination (as such term is defined in the Dynegy Inc. Severance Plan), then 100% of the Stock Units awarded to the Employee hereunder shall become vested as of the date of such termination of employment, provided, however, that Employee shall not receive such shares until their original designated vesting date; and

(iii)                               if the Employee’s employment with the Company terminates as a result of an Involuntary Termination without cause within six months following a Corporate Change, then 100% of the Stock Units awarded to the Employee hereunder shall become vested as of the date of such Corporate Change; and

(iv)                              if the Employee’s employment with the Company terminates on April 30, 2018, as provided in Section 3 of his Employment Agreement, then 100% of the Stock Units awarded to the Employee hereunder shall become vested as of such date, provided, however, that

Employee shall not receive such shares until their original designated vesting date; and

(v)                                 if the Employee’s employment with the Company terminates by reason of retirement following the date on which such Employee has (I) reached sixty (60) years of age and (II) completed at least ten (10) years of service as an employee of the Company, then 100% of the Stock Units awarded to the Employee hereunder shall become vested as of such date, provided, however, that Employee shall not receive such shares until their original designed vesting date.

If the Employee’s employment with the Company terminates by reason of resignation by the Employee (except as otherwise provided above) or dismissal by the Company for Cause, then the Employee’s Stock Units shall be forfeited to the Company for no consideration as of the date of the termination of the Employee’s employment with the Company.

3.                                      Transfer Restrictions.  The Stock Units may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or otherwise disposed of by the Employee.

4.                                      Shareholder Rights.  The Employee shall not have any of the rights of a shareholder of the Company with respect to the Stock Units.

5.                                      Corporate Acts.  The existence of the Stock Units shall not affect in any way the right or power of the Board of Directors of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

6.                                      Withholding of Tax.  To the extent that the receipt of the Stock Units results in compensation income to the Employee for federal or state income tax purposes, the Employee shall deliver to the Company at the time of such receipt, as the case may be, such amount of money as the Company may require to meet its obligation under applicable tax laws or regulations, and if the Employee fails to do so, the Company is authorized to withhold from any cash or stock remuneration (including withholding any Stock Units distributable to the Employee under this Agreement) then or thereafter payable to the Employee any tax required to be withheld by reason of such resulting compensation income.

7.                                      Employment Relationship.  For purposes of this Agreement, the Employee shall be considered to be in the employment of the Company as long as the Employee remains an employee of either the Company or an Affiliate (as such term is defined in the Plan).  Nothing in the adoption of the Plan or the award of the Stock Units thereunder pursuant to this Agreement shall confer upon the Employee the right to continued employment by the Company or affect in any way the right of the Company to terminate such employment at any time.  Unless otherwise provided in a written employment agreement or by applicable law, the Employee’s employment by the Company shall be on an at-will basis, and the employment relationship may be terminated at any time by either the Employee or the Company for any reason whatsoever, with or without cause.  Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee, and its determination shall be final.

8.                                      Notices.  Any notices or other communications provided for in this Agreement shall be sufficient if in writing.  In the case of the Employee, such notices or communications shall be effectively delivered when hand delivered to the Employee at his or her principal place of employment or when sent by registered or certified mail to the Employee at the last address the Employee has filed with the Company.  In the case of the Company, such notices or communications shall be effectively delivered when sent by registered or certified mail to the Company at its principal executive offices.

9.                                      Entire Agreement; Amendment.  This Agreement replaces and merges all previous agreements and discussions relating to the same or similar subject matters between the Employee and the Company and constitutes the entire agreement between the Employee and the Company with respect to the subject matter of this Agreement.  This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of the Company or by any written agreement unless signed by an officer of the Company who is expressly authorized by the Company to execute such document.  In addition, if it is subsequently determined by the Committee, in its sole discretion, that the terms and conditions of this Agreement and/or the Plan are not compliant with Code Section 409A, or any Treasury regulations or Internal Revenue Service guidance promulgated thereunder, this Agreement and/or the Plan may be amended by the Company accordingly.

10.                               Code Section 409A.  If and to the extent any portion of any payment provided to the Employee under this Agreement in connection with the Employee’s separation from service (as defined in Section 409A of Internal Revenue Code of 1986, as amended (“Code Section 409A”) is determined to constitute “nonqualified deferred compensation” within the meaning of Code Section 409A and the Employee is a “specified employee” as defined in Code Section 409A(a)(2)(B)(i), as determined by the Company in accordance with the procedures separately adopted by the Company for this purpose, by which determination the Employee, as a condition to accepting benefits under this Agreement and the Plan, agrees that he or she is bound, such portion of the shares of Dynegy’s common stock to be delivered on a vesting date shall not be delivered before the earlier of (i) the day that is six months plus one day after the date of separation from service (as determined under Code Section 409A) or (ii) the tenth 10th day after the date of the Employee’s death  (as applicable, the “New Payment Date”).  The shares that otherwise would have been delivered to the Employee during the period between the date of separation from service and the New Payment Date shall be delivered to the Employee on such New Payment Date, and any remaining shares will be delivered on their original schedule.  Neither the Company nor the Employee shall have the right to accelerate or defer the delivery of any such shares except to the extent specifically permitted or required by Code Section 409A.  This Agreement is intended to comply with the provisions of Code Section 409A and this Agreement and the Plan shall, to the extent practicable, be construed in accordance therewith.  Terms defined in this Agreement and the Plan shall have the meanings given such terms under Code Section 409A if and to the extent required to comply with Code Section 409A.  In any event, the Company makes no representations or warranty and shall have no liability to the Employee or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

11.                               Binding Effect.  This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Employee.

12.                               Miscellaneous.  In the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall be controlling.  In the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Dynegy Inc. Severance Plan, including any amendments or supplements thereto, the terms of this Agreement shall be controlling.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Employee has agreed to and accepted the terms of this Agreement*, all as of the date first above written.

DYNEGY INC.

By:
Name:	Julius Cox
Title:	Executive Vice President and CAO

*Employee has agreed to and accepted the terms of this Agreement utilizing online grant acceptance capabilities with E*Trade Financial, the Company’s restricted stock administrator.